EXHIBIT 5.1

                         STUBBS ALDERTON & MARKILES, LLP
                       15821 Ventura Boulevard, Suite 525
                                Encino, CA 91436

January 13, 2005

Tarrant Apparel Group
3151 East Washington Boulevard
Los Angeles, California 90023

         Re:      Tarrant Apparel Group,
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by Tarrant Apparel Group, a California corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 9,216,346 shares of Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "Shares"). The Shares consist of: (i) 5,000,000 shares issuable upon conversion in full of the principal amount of certain Secured Convertible Debentures ("Secured Convertible Debentures"); (ii) 923,077 shares issuable in payment of interest on the Secured Convertible Debentures assuming all permissible interest payments are made in shares of Common Stock at a price of $1.95 per share and the Secured Convertible Debentures are held until maturity; (iii) 1,450,000 shares issuable upon exercise of certain Common Stock Purchase Warrants ("Warrants"), and (iv) 1,843,269 additional shares issuable in connection with certain anti-dilution provisions.

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based on the foregoing, we are of the opinion that (a) the 5,000,000 Shares issuable upon conversion in full of the principal amount of the Secured Convertible Debentures have been duly authorized and upon issuance in conformity with and pursuant to the terms and conditions of the Secured Convertible Debentures, such Shares will be validly issued, fully paid and non-assessable;
(b) the 923,077 Shares issuable in payment of interest on the Secured Convertible Debentures have been duly authorized and upon issuance in conformity with and pursuant to the terms and conditions of the Secured Convertible Debentures, such Shares will be validly issued, fully paid and non-assessable;
(c) the 1,450,000 Shares issuable upon exercise of the Warrants have been duly authorized and upon issuance and sale in conformity with and pursuant to the terms and conditions of the Warrants, and receipt by the Company of the purchase price therefor


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as specified in the Warrants, such Shares will be validly issued, fully paid and non-assessable, and (iv) the 1,843,269 additional Shares issuable in connection with certain anti-dilution provisions have been duly authorized and upon issuance in conformity with and pursuant to the terms and conditions of the Secured Convertible Debentures and Warrants, such Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                             Very truly yours,


                                             /s/ Stubbs Alderton & Markiles, LLP
                                             -----------------------------------
                                             STUBBS ALDERTON & MARKILES, LLP